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                                 EXHIBIT 99.01

         Hoechst Marion Roussel And Quintiles Announce Strategic Partnership Agreement

         Quintiles to Acquire Hoechst Marion Roussel Drug Development Facility in Kansas City; Agreement Includes Industry's Largest-Ever Service Contract

         KANSAS CITY, Mo., and RESEARCH TRIANGLE PARK, N.C., Dec. 14 /PRNewswire/ -- Hoechst Marion Roussel, Inc., the global pharmaceutical company of Hoechst AG, and Quintiles Transnational Corp. (Nasdaq: QTRN), the leading provider of product development services to the pharmaceutical industry, today announced the signing of a letter of intent to negotiate a definitive agreement under which Quintiles will acquire substantial assets of Hoechst Marion Roussel's Kansas City-based Drug Innovation and Approval (DI&A) organization and open a Kansas City contract research facility. The agreement includes plans to employ approximately 540 current Hoechst Marion Roussel employees based in Kansas City, Mo.

         The proposed transaction would guarantee Quintiles revenues of $436 million over five years for continued support and completion of ongoing Hoechst Marion Roussel development projects. This provides substantial cost savings over what Hoechst Marion Roussel planned to spend at Kansas City. Beyond the guaranteed revenue, Hoechst Marion Roussel would agree to offer Quintiles the opportunity to provide all U.S. outsourcing services up to an additional $144 million. Hoechst Marion Roussel would also grant Quintiles preferred status as a contract research organization (CRO) partner for other projects as available.

         Under the proposed agreement, Quintiles would purchase and assume management of Hoechst Marion Roussel's DI&A facility in Kansas City, consisting primarily of 540,000-square-feet of modern office buildings, laboratories and related equipment, for approximately $93 million, to be paid in cash. The deal, which is subject to negotiation of a definitive agreement and review and approval by U.S. regulatory authorities, is expected to become effective as of Dec. 31, 1998.

         The addition of the DI&A facility in Kansas City would substantially expand Quintiles' resources and expertise in pre-clinical and clinical drug development. Quintiles would take over the daily management of the Hoechst Marion Roussel development projects currently under way in Kansas City.

         "This significant agreement would add more than 500 experienced and knowledgeable people to Quintiles and allow us to offer all our customers access to an even deeper reservoir of therapeutic expertise and services," said Ludo Reynders, Ph.D., Chief Executive Officer of Quintiles CRO services group. "This arrangement clearly illustrates what can be accomplished when two companies work together to create new opportunities that should benefit both organizations and their customers."

         Commenting on the agreement, Frank L. Douglas, Ph.D., M.D., head of worldwide Drug Innovation and Approval for Hoechst Marion Roussel, said: "To remain competitive with the world's best, we recognize we must continually find ways to improve in the critical areas of innovation, speed, flexibility and cost. This arrangement will establish a new partnering model in which Quintiles, by acquiring and assuming management of the Kansas City drug development facility and reducing infrastructure costs, will provide far-reaching services and important benefits to Hoechst Marion Roussel.


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         "The end result is, Hoechst Marion Roussel will benefit from cost savings and gain flexibility," Dr. Douglas said. "The partnership also enables us to maintain critical momentum on key development projects being worked on by the Kansas City DI&A organization."

         Upon completion of the deal, the facility and its employees will become part of the Quintiles CRO service group and take on projects for pharmaceutical customers worldwide. The new Quintiles group in Kansas City would offer a wide range of services focused on regulatory approval and product support, including preclinical activities, clinical phases II-IV, data management, biostatistics and regulatory services. Within the Hoechst Marion Roussel global DI&A organization, Kansas City has functioned as the main operational site for drug development in the United States. The site's development portfolio covers cardiovascular, respiratory, central nervous system, anti-infectives, diabetes, arthritis and oncology.

         The DI&A facility in Kansas City, capable of accommodating up to 1,400 employees, is now operating at about 40 percent capacity. Upon completion of the agreement, Quintiles anticipates expanding operations at the Kansas City site as business conditions warrant. In particular, the addition of the DI&A group's preclinical, packaging and distribution capabilities would significantly increase Quintiles' ability to serve customers in the Americas and mirror the company's existing facilities and services in Europe.

         Kansas City is one of five locations around the world where Hoechst Marion Roussel conducts major research and development activities in support of new and existing pharmaceutical compounds in the company's product portfolio. The DI&A operations in Kansas City are directed and coordinated from Hoechst Marion Roussel's global drug development center in Bridgewater, New Jersey. The Bridgewater center is not affected by this agreement.

         "This is a solid strategic decision for Hoechst Marion Roussel that we have been working on for some time," said Gerald P. Belle, President of Hoechst Marion Roussel North America. "Quintiles is making a firm commitment to Kansas City as the site for a major operational facility in the United States, and that should be considered a plus for Hoechst Marion Roussel, its associates and for the Kansas City community."

         The proposed agreement is not related to the recently announced intention of Hoechst AG and Rhone-Poulenc SA to combine their global life sciences businesses, creating a new worldwide leader in pharmaceuticals and agricultural products to be known as Aventis. Pending approval by regulatory authorities in the United States, Europe and Japan and the approval of Hoechst and Rhone-Poulenc shareholders, Hoechst Marion Roussel will be integrated into Aventis Pharma, which will comprise the pharmaceuticals, vaccines and plasma protein businesses of the two companies. The pharmaceuticals business of Aventis will be headquartered in Frankfurt, Germany, current global headquarters for Hoechst Marion Roussel.

         Information in this press release is qualified by the description of the transaction contained in Form 8-K to be filed by Quintiles Transnational with the Securities and Exchange Commission this week.

         Hoechst Marion Roussel, a world leader in pharmaceutical-based health care, is dedicated to extending and enhancing human life through the discovery, development, manufacture and sale of pharmaceutical products. The company's major products are among the world's leading


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therapies for allergic, metabolic and central nervous system disorders and cardiovascular and infectious diseases. Based in Frankfurt, Germany, Hoechst Marion Roussel is the pharmaceutical company of Hoechst AG, an international company that focuses on life sciences. The company's North America headquarters is in Kansas City, Mo.

         Statements in this news release other than historical information are forward-looking statements subject to risks and uncertainties. Actual results could differ materially depending on factors such as the availability of resources, the timing and effects of regulatory actions, the strength of competition, the outcome of litigation and the effectiveness of patent protection. Additional information regarding risks and uncertainties is set forth in the 1997 Hoechst AG Annual Report on Form 20-F and other documents of Hoechst AG on file with the Securities and Exchange Commission.

         Quintiles Transnational Corp. is the market leader in providing a full range of integrated product development and marketing services to the pharmaceutical, biotechnology and medical device industries. Quintiles also provides healthcare policy consulting and health information management services to healthcare and governmental organizations worldwide. Quintiles is headquartered near Research Triangle Park, North Carolina. With more than 14,000 employees worldwide and offices in 30 countries, Quintiles operates through specialized work groups dedicated to meeting customers' individual needs. Visit the Quintiles Transnational web site at www.quintiles.com.

         Information in this press release contains "forward-looking statements." These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, whether or not the proposed acquisition actually occurs, the ability of the assets acquired to be integrated with Quintiles' current operations, actual operating performance and utilization of the new facility, the ability to maintain large client contracts or to enter into new contracts, and the actual costs of combining the businesses. Additional factors that could cause actual results to differ materially are discussed in the company's recent filings with the Securities and Exchange Commission, including but not limited to its S-3 and S-4 Registration Statements, its Annual Report on Form 10-K, its Form 8-Ks, and its other periodic reports, including Form 10-Q, exhibit 99.01.


/CONTACT: Pat Grebe, Quintiles Transnational Corp., Media Relations - pgrebe@quintiles.com; Charles F. Rouse III, Hoechst Marion Roussel, Media Relations - chip.rouse@hmrag.com, 816-966-4052; or Greg Connors, Quintiles Transnational Corp., Investor Relations - invest@quintiles.com, 919-941-2000/